Exhibit 99.1

2006-10	Contact:	R. Scott Amann

Vice President, Investor Relations
(713) 513-3344

CAMERON NAMES JOSEPH H. MONGRAIN AS VICE PRESIDENT, HUMAN RESOURCES

HOUSTON (June 6, 2006) — Cameron (NYSE: CAM) has named Joseph H. Mongrain as vice president, Human Resources, responsible for the Company’s worldwide succession planning, employee relations, compensation and benefit programs. He replaces Jane C. Schmitt, who plans to retire from Cameron later this year.

Mongrain had been with Schlumberger Limited since 1980, serving most recently as director, Human Resources for one of the firm’s global divisions in Houston, and prior to that, as director, Human Resources for Schlumberger’s North and South America region. His experience includes recruiting, compensation, benefits and employee development. Mongrain holds a Bachelor of Science degree in Ocean Engineering from Florida Institute of Technology. Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson said, “Joe brings a wealth of experience in human resource practices from his time at Schlumberger, and we are pleased to be able to add someone with his talents and background to the Cameron management team.”

Schmitt, who joined the Company as director, Compensation & Benefits in 1995 and was elected a vice president in 1996, will continue in an advisory and consulting role during the transition process. Erikson said, “Jane has played an integral part in establishing Cameron’s position as a premier employer in the oil service industry and in assimilating the diverse employee groups we have added through numerous acquisitions over our history. We are pleased that she will continue in an advisory role for the next few months, and we wish her only the best in retirement.”

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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Website: www.c-a-m.com